Exhibit 99.4

[LETTERHEAD OF EVERCORE GROUP L.L.C.]

The Board of Directors of

Flagstone Reinsurance Holdings, S.A.

65, Avenue de la Gare

L-1611 Luxembourg

Grand Duchy of Luxembourg

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 29, 2012, to the Board of Directors of Flagstone Reinsurance Holdings, S.A., a Luxembourg société anonyme (“Flagstone”) as Annex B to, and reference thereto under the captions “Summary—Opinion of Flagstone’s Financial Advisor”, “Flagstone’s Extraordinary General Meeting—Recommendation of Flagstone’s Board of Directors”, “The Mergers—Flagstone’s Reasons for the Mergers; Recommendation of Flagstone’s Board of Directors” and “The Mergers—Opinion of Flagstone’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed mergers involving Flagstone and Validus Holdings, Ltd. (“Validus”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Validus. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Stuart Britton

Stuart Britton Managing Director

September 20, 2012